Exhibit 99.1

For Immediate Release	Contact:	Jonathan Sears Woodall
August 21, 2006		919-687-7835
919-687-7821 Fax
jon.woodall@mfbonline.com

M&F BANCORP, INC. ANNOUNCES SECOND QUARTER RESULTS

DURHAM, NC — (AUGUST 21, 2006) M&F BANCORP, INC., a bank holding company whose wholly-owned subsidiary is Mechanics and Farmers Bank (M&F Bank), reported net income in the second quarter of 2006 of $375,000 or $0.22 per diluted share, versus net income of $290,000, or $.17 per diluted share, in the second quarter of 2005. The improved results for the second quarter of 2006 were primarily due to an increase in net interest income and the continuation of improved asset quality experienced in the first quarter of 2006, net of the associated impact of income taxes. Non-interest income for the three months ended June 30, 2006 decreased over the comparable period in 2005, primarily due to a reduction in rental income and realized losses associated with routine management of the investment portfolio. Non-interest expenses increased for the second quarter of 2006, reflecting management’s ongoing emphasis on marketplace visibility and product promotions.

Net interest income rose 10.2% to $2.493 million in the second quarter of 2006, versus $2.263 million in the second quarter of 2005, primarily due to an increase in the net interest spread to 4.01% in the second quarter of 2006 from 3.94% in the comparable period of 2005, coupled with an increase in net interest-bearing assets of $0.239 million. In terms of asset quality, the effects of continued emphasis on and improvement in the quality of the overall loan portfolio as experienced in the first quarter of 2006, resulted in a credit to the income statement of $4 thousand in the second quarter of 2006 as opposed to a charge of $99 thousand in the second quarter of 2005. Non-interest income decreased 9.9% to $ .593 million in the second quarter of 2006 from $ .658 million in the year-ago quarter. Non-interest expense increased by $61 thousand, or 2.5%, to $2.503 million for the quarter ended June 30, 2006. The provision for income taxes increased by $ .122 million to $ .212 million for the three-month period ended June 30, 2006, resulting in an effective tax rate of 36.1% versus 23.7% for the same quarter in 2005.

Total assets increased by $21.741 million to $251.103 million as of June 30, 2006 from $229.362 million as of June 30, 2005, with deposits increasing 11.5% to $208.028 million as of June 30, 2006 from $186.640 million as of June 30, 2005. Net loans decreased to $158.855 million as of June 30, 2006 from $164.386 million as of June 30, 2005. As of the end of the second quarter of 2006, shareholders’ equity increased to $21.054 million, or $12.38 per diluted share, which represented an equity-to-assets ratio of 8.38%.

Non-performing assets, including non-accrual loans, accruing loans more than 90 days past due and foreclosed assets, were $1.759 million as of June 30, 2006, or 0.7% of assets, versus $5.781 million or 2.35% of assets as of December 31, 2005. The allowance for loan losses was $2.540 million as of June 30, 2006 versus $2.921 million as of December 31, 2005.

Commenting on the second quarter performance Ronald Wiley, president and chief executive officer, stated, “Over the last several months I’ve repeatedly stated how focused we have been on raising the bar on fundamentals, and we’re pleased our results bear that out. Now our focus is on executing our strategic plan.”

M&F Bancorp, Inc. (the “Company”), a one-bank holding company with assets of approximately $251 million as of June 30, 2006, is the parent company of Mechanics and Farmers Bank (M&F Bank). The Company’s common stock is quoted in the over-the-counter market through the OTC Bulletin Board under the symbol “MFBP” or “MFBP.OB”. For additional information, contact M&F Bancorp, Inc. Corporate Headquarters, 2634 Durham Chapel Hill Blvd., Durham, NC at 919.687.7800, or visit www.mfbonline.com.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and the Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor the Bank undertakes an obligation to update any forward-looking statements. Additional information, including details of some of the factors that could affect the accuracy of forward-looking statements, is detailed in M&F Bancorp, Inc.’s filings with the Securities and Exchange Commission, which are available at www.sec.gov or www.mfbonline.com.

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